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                                                                     EXHIBIT 4.2



                 AMENDMENT NUMBER 1 TO THE AMENDED AND RESTATED
                         POOLING AND SERVICING AGREEMENT



                  This AMENDMENT TO THE AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this "Amendment") is dated as of July 1, 1994, and is by and between Colonial National Bank USA ("Colonial") as seller and servicer, and Bankers Trust Company as Trustee for the ADVANTA Credit Card Master Trust II (the "Trust") under the Amended and Restated Pooling and Servicing Agreement dated as of December 1, 1993 as amended and restated on May 23, 1994, by and between Colonial and the Trustee (such agreement, "the Pooling Agreement"). Unless the context otherwise requires, capitalized terms used herein and not defined shall have the meaning given them in the Pooling and Servicing Agreement.

                  WHEREAS, Section 13.01(b) of the Pooling Agreement permits amendment of the Pooling Agreement on the terms and conditions therein specified;

                  WHEREAS, Colonial and the Trustee desire to amend the agreement as provided herein;

                  WHEREAS, the Holders of Investor Certificates evidencing in excess of 66 2/3% of the aggregate Investor Amount of the Investor Certificates have consented to the amendment contemplated herein as evidenced by the executed consent attached hereto;

                  NOW THEREFORE, for good consideration the parties hereto agree to as follows:

                                    ARTICLE I

                         Amendment to Pooling Agreement

         Section 7.04 shall be amended by deleting the current Section 7.04 and substituting in its place the following:

                  Section 7.04 Liabilities. The Seller shall indemnify and hold harmless the Trust and the Trustee, its officers, directors, employees and agents from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions or otherwise arising out of or based upon the arrangement created by this Agreement or any Supplement as though this Agreement or such Supplement created a general partnership under the Delaware Uniform Partnership Law in which the Sellers are general partners; provided, however, that the Sellers shall not indemnify the Trustee if such acts, omissions or alleged acts or omissions constitute or are caused by fraud, negligence, or willful misconduct by the Trustee; provided further, without limiting the claims of third parties pursuant

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to the last sentence hereof, that the Sellers shall not indemnify the Trust, the
Investor Certificateholders or the Certificate Owners for any liabilities, costs or expenses of the Trust with respect to any action taken by the Trustee at the request of the Investor Certificateholders; provided further, that the Sellers shall not indemnify the Trust, the Investor Certificateholders or the Certificate Owners as to any losses, claims or damages incurred by any of them in their capacities as investors, including, without limitation, losses incurred as a result of Defaulted Receivables; and provided further, that the Sellers shall not indemnify the Investor Certificateholders or the Certificate Owners for any liabilities, costs or expenses of the Investor Certificateholders or the Certificate Owners arising under any tax law relating to any Federal state, local or foreign income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by or for the account of the Investor Certificateholders or the Certificate Owners in connection herewith to any taxing authority. Any such indemnification shall not be payable from the Trust Assets. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

                                   ARTICLE II

                                  Miscellaneous

SECTION 2.1. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                  Section 2.2. Severability. If any one or more of the covenants, agreements, provisions or terms or portions thereof of this Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms or portions thereof shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or portions of this Amendment.

                  Section 2.3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the day and year first above written.


                                            COLONIAL NATIONAL BANK USA
                                               as Seller and Servicer

                                            /s/ MICHAEL COCO
                                            -------------------------------
                                            Name: Michael Coco
                                            Title: Assistant Vice President



                                            BANKERS TRUST COMPANY
                                               Trustee

                                            /s/ KEVIN J. HEALEY
                                            -------------------------------
                                            Name: Kevin J. Healey
                                            Title: Assistant Secretary


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